Exhibit 99.1

Contact: Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $4.2 Million in First Quarter of Fiscal Year 2020;
Highlighted by Strong Loan Growth and Solid Revenue Generation

Vancouver, WA – July 23, 2019 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today announced earnings for the first fiscal quarter ended June 30, 2019. For the first quarter, net income was $4.2 million, or $0.18 per diluted share, which was in line with the operating results reported for the preceding quarter. Net income was $4.4 million, or $0.20 per diluted share, in the first fiscal quarter a year ago.
“We are pleased to report strong earnings for the first quarter,” said Kevin Lycklama, president and chief executive officer. “Our team executed well in the first quarter generating great momentum in our core business lines. With our healthy loan pipelines and sound financial condition, we are confident that our solid operating results will continue in future periods, and that we are well positioned to take advantage of growth opportunities in our market in the upcoming year.”

First Quarter Highlights (at or for the period ended June 30, 2019)

•	Net income of $4.2 million, or $0.18 per diluted share.
•	Net interest margin (NIM) was 4.32% for the quarter.
•	Return on average assets of 1.46% for the first quarter.
•	Return on average equity of 12.34% for the first quarter.
•	Total loans were $888.0 million at June 30, 2019, a 7.4% increase over $826.6 million a year ago.
•	Cost of deposits remained low at 0.15% for the quarter compared to 0.10% for the preceding quarter.
•	Non-performing assets were 0.13% of total assets.
•	Total risk-based capital ratio was 17.18% and Tier 1 leverage ratio was 11.94%.
•	Increased quarterly cash dividend by 12.5% to $0.045 per share, generating a current dividend yield of 2.16% based on the share price at close of market on July 12, 2019.

Income Statement
Return on average assets was 1.46% in the first quarter of fiscal year 2020 compared to 1.57% in the first fiscal quarter of 2019. The return on average equity and average tangible equity (non-GAAP) remained healthy at 12.34% and 15.52%, respectively, compared to 14.98% and 19.62% for the first fiscal quarter a year ago.
“Riverview continued to perform well, generating another quarter of strong core earnings, solid loan growth, excellent asset quality and strong capital levels,” stated Lycklama.
Total revenues increased during the quarter to $14.6 million compared to $14.5 million in both the prior quarter and the year ago quarter. The increase was primarily driven by an increase in total loans and an increase in our non-interest income.
Net interest income for the quarter was $11.4 million compared to $11.5 million in both the preceding quarter and in the first fiscal quarter a year ago. The decline in net interest income compared to the preceding quarter was attributable to increased funding costs.

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

Riverview’s first fiscal quarter net interest margin was 4.32% compared to 4.39% in the prior quarter and 4.40% in the first fiscal quarter a year ago. The quarter ended June 30, 2018 included the collection of approximately $585,000 of non-accrual interest from prior charged-off loans which added 23 basis points to the net interest margin for that period. The accretion on purchased loans totaled $108,000 during the current quarter compared to $198,000 during the preceding quarter, resulting in a four-basis point increase in the NIM for the current period compared to a seven basis-point increase for the preceding quarter.
“Higher deposit costs and a flatter yield curve contributed to decrease in the net interest margin during the quarter,” said David Lam, executive vice president and chief financial officer. “While our loan yield remained relatively flat compared to the prior quarter, we experienced an increase in our funding costs due to higher interest rates as a result of the prior Fed rate hikes.”
The weighted average rate on loans originated during the quarter ended June 30, 2019 was 5.73% compared to 5.81% for the quarter ended March 31, 2019 and 5.37% for the quarter ended June 30, 2018.
Non-interest income increased to $3.2 million in the first fiscal quarter compared to $3.0 million in the preceding quarter. The improvement in non-interest income was primarily driven by an increase in asset management fees. This increase was offset by a decrease in fees and service charges which was a result of a decrease in loan prepayment fees of $299,000 during the first fiscal quarter compared to the preceding quarter. Net gains on sale from loans held for sale also increased during the quarter, as a result of a rise in mortgage originations sold in the secondary market.
Asset management fees increased 23.4% compared to the same quarter a year ago. During the first fiscal quarter, asset management fees were $1.1 million compared to $987,000 in the preceding quarter and $926,000 in the first fiscal quarter a year ago. Riverview Trust Company’s assets under management increased $119.6 million, or 20.8%, over the last twelve months. Assets under management were $694.8 million at June 30, 2019 compared to $646.0 million three months earlier and $575.2 million one year earlier.
Non-interest expense was $9.2 million during the first fiscal quarter of 2020 compared to $9.0 million in the preceding quarter. The increase in expenses were primarily centered around a number of strategic initiatives to drive further growth, expand customer relationships and improve profitability. The addition of several new seasoned bankers to our lending teams drove the increase in salaries and employee benefits. Additionally, Riverview launched its new online mortgage origination platform during the quarter and continued to expand its digital product offerings which contributed to an increase in technology related expenses during the current quarter. The Company will continue to prudently manage its operating expenses in the current fiscal year.
The efficiency ratio was 62.95% for the first fiscal quarter compared to 61.63% in the preceding quarter and 62.03% in the first fiscal quarter a year ago.
For the first fiscal quarter of 2020, income tax expense totaled $1.2 million, for an effective tax rate of 22.5%, compared to 22.3% in the first fiscal quarter of 2019.

Balance Sheet Review
Riverview’s total loans increased $11.9 million during the quarter, a 5.6% annualized increase, to $888.0 million and increased $61.4 million, or 7.4%, when compared to $826.6 million a year ago. The growth during the quarter was mostly concentrated in commercial business loans, commercial real estate and commercial construction loans with a decrease in consumer loans. While loan demand has remained strong, loan balances have continued to be impacted by pay downs on existing loans.
The loan pipeline increased to $47.7 million at June 30, 2019 compared to $38.2 million at the end of the prior quarter. Undisbursed construction loans totaled $69.0 million at June 30, 2019 compared to $63.0 million three months earlier. The majority of the undisbursed construction loans are expected to fund over the next several quarters.

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

“We experienced strong loan growth in our commercial real estate portfolio during the first quarter” noted Lycklama. “Our strong loan pipelines reflect the strength of our local markets and the opportunities for continued loan growth. Total period-end loan balances exceeded our fourth quarter total average loans by $10.6 million, providing solid momentum heading into the second quarter.”
Total deposits were $922.3 million at June 30, 2019 compared to $925.1 million three months earlier. Deposit costs increased five basis-points during the quarter to 0.15% due to deposit pricing pressure and continued competition.
Shareholders’ equity improved to $138.7 million at June 30, 2019 compared to $133.1 million three months earlier and $119.8 million a year earlier. Tangible book value per share (non-GAAP) increased to $4.88 at June 30, 2019 compared to $4.65 at March 31, 2019 and $4.06 at June 30, 2018. Riverview increased its quarterly cash dividend to $0.045 per share. The dividend was paid on July 23, 2019 to shareholders of record on July 12, 2019.
Credit Quality
Riverview’s asset quality continues to improve, with non-performing loans, non-performing assets and classified assets all decreasing compared to a year ago. Riverview recorded no provision for loan losses during the first fiscal quarter of 2020, or in the linked quarter. In the first fiscal quarter a year ago, Riverview recorded a recapture for loan losses of $200,000.
Non-performing loans decreased to $1.5 million, or 0.16% of total loans, at June 30, 2019 compared to $2.3 million, or 0.28% of total loans, at June 30, 2018. Riverview had no real estate owned balances at June 30, 2019.
Net loan charge offs were $15,000 during the first fiscal quarter of 2020 compared to $45,000 in the preceding quarter. In the first fiscal quarter a year ago, Riverview had net loan recoveries of $783,000 which was primarily due to the collection of a prior charge off on a single loan.
Classified assets decreased to $6.0 million at June 30, 2019 compared to $6.3 million at March 31, 2019 and $7.2 million at June 30, 2018. The classified asset to total capital ratio was 4.1% at June 30, 2019 compared to 4.5% three months earlier and 5.6% a year earlier.
At June 30, 2019, the allowance for loan losses totaled $11.4 million compared to $11.5 million at March 31, 2019. The allowance for loan losses represented 1.29% of total loans at June 30, 2019 compared to 1.31% of total loans at the end of the prior quarter. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $1.4 million at June 30, 2019 compared to $1.5 million at the end of the prior quarter and $2.1 million at June 30, 2018.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.18% and a Tier 1 leverage ratio of 11.94% at June 30, 2019. The Company’s tangible common equity to average tangible assets ratio (non-GAAP) increased to 9.73% at June 30, 2019.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible shareholders’ equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible shareholders’ equity by the number of common shares outstanding. This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited.

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2018

Shareholders' equity	$138,663	$133,122	$119,828
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	880	920	1,057
Tangible shareholders' equity	$110,707	$105,126	$91,695

Total assets	$1,165,234	$1,156,921	$1,140,268
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	880	920	1,057
Tangible assets	$1,137,278	$1,128,925	$1,112,135

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.17 billion at June 30, 2019, it is the parent company of the 96-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients. There are 18 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 6 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2019	March 31, 2019	June 30, 2018
ASSETS

Cash (including interest-earning accounts of $6,852, $5,844	$24,112	$22,950	$33,268
and $15,791)
Certificate of deposits held for investment	747	747	4,971
Loans held for sale	-	909	-
Investment securities:
Available for sale, at estimated fair value	170,762	178,226	200,100
Held to maturity, at amortized cost	33	35	40
Loans receivable (net of allowance for loan losses of $11,442, $11,457
and $11,349)	876,535	864,659	815,237
Prepaid expenses and other assets	8,705	4,596	3,759
Accrued interest receivable	3,989	3,919	3,578
Federal Home Loan Bank stock, at cost	3,658	3,644	1,353
Premises and equipment, net	15,453	15,458	15,674
Deferred income taxes, net	3,520	4,195	5,039
Mortgage servicing rights, net	280	296	380
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	880	920	1,057
Bank owned life insurance	29,484	29,291	28,736

TOTAL ASSETS	$1,165,234	$1,156,921	$1,140,268

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$922,274	$925,068	$982,350
Accrued expenses and other liabilities	17,675	12,536	8,579
Advance payments by borrowers for taxes and insurance	689	631	580
Federal Home Loan Bank advances	56,941	56,586	-
Junior subordinated debentures	26,597	26,575	26,507
Capital lease obligations	2,395	2,403	2,424
Total liabilities	1,026,571	1,023,799	1,020,440

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2019 – 22,705,385 issued and outstanding;
March 31, 2019 – 22,607,712 issued and outstanding;	226	226	226
June 30, 2018 – 22,570,179 issued and outstanding;
Additional paid-in capital	65,326	65,094	64,882
Retained earnings	73,602	70,428	60,204
Accumulated other comprehensive loss	(491)	(2,626)	(5,484)
Total shareholders’ equity	138,663	133,122	119,828

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,165,234	$1,156,921	$1,140,268

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2019	March 31, 2019	June 30, 2018
INTEREST INCOME:
Interest and fees on loans receivable	$11,514	$11,338	$10,777
Interest on investment securities - taxable	878	1,032	1,198
Interest on investment securities - nontaxable	37	36	37
Other interest and dividends	87	58	93
Total interest and dividend income	12,516	12,464	12,105

INTEREST EXPENSE:
Interest on deposits	351	237	260
Interest on borrowings	735	693	358
Total interest expense	1,086	930	618
Net interest income	11,430	11,534	11,487
Provision for loan losses	-	-	(200)

Net interest income after provision for loan losses	11,430	11,534	11,687

NON-INTEREST INCOME:
Fees and service charges	1,677	1,743	1,755
Asset management fees	1,143	987	926
Net gain on sale of loans held for sale	96	39	152
Bank owned life insurance	193	189	179
Other, net	67	50	40
Total non-interest income, net	3,176	3,008	3,052

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,715	5,665	5,578
Occupancy and depreciation	1,320	1,318	1,359
Data processing	680	593	631
Amortization of core deposit intangible	40	46	46
Advertising and marketing	210	160	192
FDIC insurance premium	80	80	76
State and local taxes	195	176	168
Telecommunications	86	87	93
Professional fees	325	306	284
Other	543	531	592
Total non-interest expense	9,194	8,962	9,019

INCOME BEFORE INCOME TAXES	5,412	5,580	5,720
PROVISION FOR INCOME TAXES	1,220	1,373	1,278
NET INCOME	$4,192	$4,207	$4,442

Earnings per common share:
Basic	$0.19	$0.19	$0.20
Diluted	$0.18	$0.19	$0.20
Weighted average number of common shares outstanding:
Basic	22,619,580	22,605,012	22,570,179
Diluted	22,685,343	22,663,997	22,651,732

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

(Dollars in thousands)	At or for the three months ended
	June 30, 2019	March 31, 2019	June 30, 2018
AVERAGE BALANCES
Average interest–earning assets	$1,066,247	$1,066,133	$1,048,573
Average interest-bearing liabilities	728,976	723,805	726,065
Net average earning assets	337,271	342,328	322,508
Average loans	877,427	869,950	812,977
Average deposits	920,558	929,219	971,652
Average equity	136,592	131,400	118,976
Average tangible equity (non-GAAP)	108,614	103,378	90,814

ASSET QUALITY	June 30, 2019	March 31, 2019	June 30, 2018

Non-performing loans	$1,457	$1,519	$2,344
Non-performing loans to total loans	0.16%	0.17%	0.28%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,457	$1,519	$2,344
Non-performing assets to total assets	0.13%	0.13%	0.21%
Net loan charge-offs (recoveries) in the quarter	$15	$45	$(783)
Net charge-offs (recoveries) in the quarter/average net loans	0.01%	0.02%	(0.39)%

Allowance for loan losses	$11,442	$11,457	$11,349
Average interest-earning assets to average
interest-bearing liabilities	146.27%	147.30%	144.42%
Allowance for loan losses to
non-performing loans	785.31%	754.25%	484.17%
Allowance for loan losses to total loans	1.29%	1.31%	1.37%
Shareholders’ equity to assets	11.90%	11.51%	10.51%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.18%	16.88%	15.59%
Tier 1 capital (to risk weighted assets)	15.93%	15.63%	14.33%
Common equity tier 1 (to risk weighted assets)	15.93%	15.63%	14.33%
Tier 1 capital (to average tangible assets)	11.94%	11.56%	10.46%
Tangible common equity (to average tangible assets) (non-GAAP)	9.73%	9.31%	8.24%

DEPOSIT MIX	June 30, 2019	March 31, 2019	June 30, 2018

Interest checking	$184,658	$183,388	$184,286
Regular savings	160,937	137,503	136,368
Money market deposit accounts	205,881	233,317	259,340
Non-interest checking	280,336	284,854	288,890
Certificates of deposit	90,462	86,006	113,466
Total deposits	$922,274	$925,068	$982,350

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2019	(Dollars in thousands)
Commercial business	$164,400	$-	$-	$164,400
Commercial construction	-	-	73,252	73,252
Office buildings	-	115,279	-	115,279
Warehouse/industrial	-	103,864	-	103,864
Retail/shopping centers/strip malls	-	64,989	-	64,989
Assisted living facilities	-	1,159	-	1,159
Single purpose facilities	-	187,082	-	187,082
Land	-	16,362	-	16,362
Multi-family	-	50,674	-	50,674
One-to-four family construction	-	-	20,464	20,464
Total	$164,400	$539,409	$93,716	$797,525

March 31, 2019
Commercial business	$162,796	$-	$-	$162,796
Commercial construction	-	-	70,533	70,533
Office buildings	-	118,722	-	118,722
Warehouse/industrial	-	91,787	-	91,787
Retail/shopping centers/strip malls	-	64,934	-	64,934
Assisted living facilities	-	2,740	-	2,740
Single purpose facilities	-	183,249	-	183,249
Land	-	17,027	-	17,027
Multi-family	-	51,570	-	51,570
One-to-four family construction	-	-	20,349	20,349
Total	$162,796	$530,029	$90,882	$783,707

LOAN MIX	June 30, 2019	March 31, 2019	June 30, 2018
	(Dollars in thousands)
Commercial and construction
Commercial business	$164,400	$162,796	$148,257
Other real estate mortgage	539,409	530,029	524,117
Real estate construction	93,716	90,882	53,156
Total commercial and construction	797,525	783,707	725,530
Consumer
Real estate one-to-four family	83,256	84,053	88,212
Other installment	7,196	8,356	12,844
Total consumer	90,452	92,409	101,056

Total loans	887,977	876,116	826,586

Less:
Allowance for loan losses	11,442	11,457	11,349
Loans receivable, net	$876,535	$864,659	$815,237

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Other	Total
June 30, 2019	(dollars in thousands)

Commercial business	$52	$-	$248	$-	$300
Commercial real estate	-	869	180	-	1,049
Consumer	-	-	88	20	108

Total non-performing assets	$52	$869	$516	$20	$1,457

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
June 30, 2019	(dollars in thousands)

Land development	$2,181	$1,890	$12,291	$16,362
Speculative construction	2,035	118	15,353	17,506

Total land development and speculative construction	$4,216	$2,008	$27,644	$33,868

RVSB Reports First Quarter Fiscal 2020 Results
July 23, 2019

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2019	March 31, 2019	June 30, 2018

Efficiency ratio (4)	62.95%	61.63%	62.03%
Coverage ratio (6)	124.32%	128.70%	127.36%
Return on average assets (1)	1.46%	1.49%	1.57%
Return on average equity (1)	12.34%	12.98%	14.98%
Return on average tangible equity (1) (non-GAAP)	15.52%	16.50%	19.62%

NET INTEREST SPREAD
Yield on loans	5.28%	5.29%	5.32%
Yield on investment securities	2.10%	2.37%	2.31%
Total yield on interest-earning assets	4.73%	4.75%	4.63%

Cost of interest-bearing deposits	0.22%	0.15%	0.15%
Cost of FHLB advances and other borrowings	3.42%	3.60%	4.37%
Total cost of interest-bearing liabilities	0.60%	0.52%	0.34%

Spread (7)	4.13%	4.23%	4.29%
Net interest margin	4.32%	4.39%	4.40%

PER SHARE DATA
Basic earnings per share (2)	$0.19	$0.19	$0.20
Diluted earnings per share (3)	0.18	0.19	0.20
Book value per share (5)	6.11	5.89	5.31
Tangible book value per share (5) (non-GAAP)	4.88	4.65	4.06
Market price per share:
High for the period	$8.54	$8.04	$9.52
Low for the period	7.07	7.14	8.39
Close for period end	8.54	7.31	8.44
Cash dividends declared per share	0.0450	0.0400	0.0350

Average number of shares outstanding:
Basic (2)	22,619,580	22,605,012	22,570,179
Diluted (3)	22,685,343	22,663,997	22,651,732

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.